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                                                                Exhibit 99(g)(2)


             RESOLUTIONS DULY ADOPTED BY THE BOARD OF DIRECTORS OF
             PP&L RESOURCES, INC. ON JANUARY 22, 1997 AUTHORIZING
                   JOHN R. BIGGAR, VICE PRESIDENT-FINANCE OF
                     PENNSYLVANIA POWER AND LIGHT COMPANY,
                    TO EXECUTE SCHEDULE 13E-3 AND SCHEDULE
                    13E-4 ON BEHALF OF PP&L RESOURCES, INC.


RESOLVED, That the Senior Vice President-Financial of this Company, the Treasurer of this Company, and the Vice President-Finance of Pennsylvania Power & Light Company, are hereby authorized and directed to take any and all actions as they may deem necessary or advisable on behalf of this Company to offer to purchase, pursuant to a tender offer (the, "Tender Offer"), any or all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock of Pennsylvania Power & Light Company (collectively, the "Preferred Stock"), and further

 ....

RESOLVED, That the proper officers of this Company and of Pennsylvania Power & Light Company are hereby authorized, in the Company's name and behalf, to execute and file with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 and/or a Schedule 13E-4 with respect to the Tender Offer and to file all exhibits, amendments or supplements to such Schedule which such officers consider necessary or advisable, the filing of any such documents conclusively to evidence the due authorization thereof by the Board of Directors.